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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive
Suite 4000
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc. (the “Company”) will be held on Wednesday, May 16, 2007 at 9:00 a.m. at The Chicago Club, Robert Todd Lincoln Room — 2nd floor, 81 East Van Buren, Chicago, Illinois 60605 for the following purposes:

1. To elect three Class I Directors of the Company to serve until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2. To approve Amendment No. 2 to the Company’s 2001 Stock Incentive Plan;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on March 20, 2007 as the record date for the Annual Meeting. Only stockholders of record of the Company’s common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

By Order of the Board of Directors

John H. Clayton
Secretary

Chicago, Illinois
April 9, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive
Suite 4000
Chicago, Illinois 60606

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) for use at the 2007 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 16, 2007, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to vote on the election of three Class I Directors of the Company, to approve Amendment No. 2 to the Company’s 2001 Stock Incentive Plan, to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and to act on any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 9, 2007. The Board of Directors has fixed the close of business on March 20, 2007 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 45,378,060 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the stockholders at the Annual Meeting.

Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed Proxy Card received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the Proxy Card. If a properly executed Proxy Card is submitted and no instructions are given, the persons designated as proxy holders on the Proxy Card will vote (i) FOR the election of the three nominees for Class I Directors of the Company named in this Proxy Statement, (ii) FOR the approval of Amendment No. 2 to the Company’s 2001 Stock Incentive Plan, (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (iv) in their own discretion with respect to any other business that may properly come before the stockholders at the Annual Meeting or at any adjournments or postponements thereof. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for the election of directors, the approval of Amendment No. 2 to the Company’s 2001 Stock Incentive Plan and the ratification of the appointment of the Company’s independent registered public accounting

PROXY STATEMENT

firm. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the majority vote required, although they will be counted for quorum purposes.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

In the pages preceding this Proxy Statement is a Letter to Stockholders from the Company’s President and Chief Executive Officer. Also, Appendix B to this Proxy Statement contains the Company’s 2006 Annual Report, including the Company’s financial statements for the fiscal year ended December 31, 2006 and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Neither the Letter to Stockholders from the Company’s President and Chief Executive Officer nor the Company’s 2006 Annual Report, however, are part of the proxy solicitation material. See “Other Matters-Incorporation by Reference” herein.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to the Articles of Amendment and Restatement of the Company, as amended (the “Articles”), the maximum number of members allowed to serve on the Company’s Board of Directors is 12. The Board of Directors of the Company currently consists of nine seats and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Stockholders. Pursuant to the Amended and Restated Bylaws of the Company, vacancies on the Board of Directors may be filled by a majority vote of the directors, and directors elected to fill vacancies shall hold office until the next Annual Meeting of Stockholders.

At the Annual Meeting, three directors will be elected to serve as Class I Directors until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated Jay Shidler, J. Steven Wilson and Robert D. Newman to serve as Class I Directors (the “Nominees”). Each of the Nominees is currently serving as a Class I Director of the Company. Each of the Nominees has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following biographical descriptions set forth certain information with respect to the three Nominees for election as Class I Directors at the Annual Meeting, the continuing directors whose terms expire at the Annual Meetings of Stockholders in 2008 and 2009 and certain executive officers, based on information furnished to the Company by such persons. The following information is as of March 20, 2007, unless otherwise specified.

PROXY STATEMENT

Class I Nominees for Election at 2007 Annual Meeting — Term to Expire in 2010

Jay H. Shidler	Director since 1993

Mr. Shidler, 60, has been Chairman of the Board of Directors since the formation of the Company in August 1993. He is the founder and managing partner of The Shidler Group. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler has over 35 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada. Mr. Shidler is the Chairman of the Board of Trustees of Corporate Office Properties Trust (NYSE:OFC). From 1998 through 2005, Mr. Shidler served as a director of Primus Guaranty, Ltd. (NYSE:PRS), a Bermuda company of which Mr. Shidler is a founder and whose subsidiary is a AAA-rated financial products company.

J. Steven Wilson	Director since 1994

Mr. Wilson, 63, has been a director of the Company since June 1994. Since February 2003, Mr. Wilson has been owner and President of Advanced Building Products & Services, LLC, a building product supply company located in Jacksonville, Florida. Since 1985, Mr. Wilson has been President, Chief Executive Officer and Chairman of the Board of Directors of Riverside Group, Inc., a holding company. From 1991 to April 2003, Mr. Wilson was Chairman of the Board of Directors and Chief Executive Officer of Wickes Inc.

Robert D. Newman	Director since 2006

Mr. Newman, 45, has been a director of the Company since July 2006. Mr. Newman is also a principal and a member of the executive committee of William Blair & Company, L.L.C., a Chicago-based investment firm offering investment banking, asset management, equity research, institutional and private brokerage, and private capital to individual, institutional, and issuing clients. Since 2001, he has served as that firm’s director of equity research, managing its equity research department. He joined William Blair & Company, L.L.C. in 1989 as a securities analyst in its investment management services department, became a principal in the firm in 1993 and, from 1999 to 2001, served as director of research of its investment management services department. Before joining William Blair & Company, L.L.C., Mr. Newman was a senior financial analyst in the business development and corporate planning groups for the Quaker Oats Company. He is a chartered financial analyst and a certified public accountant and his professional affiliations include the American Institute of Certified Public Accountants and the Investment Analysts Society of Chicago.

Class II Continuing Directors — Term to Expire in 2008

Michael W. Brennan	Director since 1996

Mr. Brennan, 50, has been a director since March 1996. He has been President and Chief Executive Officer of the Company since November 1998, prior to which time he served as Chief Operating Officer of the Company from December 1995 to November 1998 and as Senior Vice President — Asset Management of the Company from April 1994 to December 1995. He was a partner of The Shidler Group between 1988 and 1994 and the President of the Brennan/Tomasz/Shidler Investment Corporation and was in charge of asset management, leasing, project finance, accounting and treasury functions for The Shidler Group’s Chicago operations. Between 1986 and 1988, Mr. Brennan served as The Shidler Group’s principal acquisition executive in Chicago. Prior to joining The Shidler Group, Mr. Brennan was an investment specialist with CB Commercial (now CB Richard Ellis, Inc.). Mr. Brennan is a director of Strategic Hotels & Resorts, Inc. (NYSE: BEE). His professional affiliations include the Urban Land Institute (“ULI”), The Real Estate Roundtable, the National Association of Real Estate Investment Trusts (“NAREIT”), the Young Presidents Organization and the Economic Club of Chicago.

PROXY STATEMENT

Michael G. Damone	Director since 1994

Mr. Damone, 72, is Director of Strategic Planning for the Company and has been a director of the Company since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed several million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was the executive vice president of a privately held, Michigan based real estate development and construction company, where he was responsible for the development of industrial/business parks. His professional affiliations include the Society of Industrial and Office Realtors (“SIOR”), the National Association of Realtors (“NAR”), the Michigan Association of Realtors and the Detroit Area Commercial Board of Realtors.

Kevin W. Lynch	Director since 1994

Mr. Lynch, 54, has been a director of the Company since June 1994. Mr. Lynch is the co-founder and Principal of The Townsend Group (“Townsend”), an institutional real estate consulting firm, which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for strategic development and implementation of client real estate portfolios. Mr. Lynch is also responsible for new product development. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation, where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. Mr. Lynch is a director of Lexington Corporate Properties Trust (NYSE: LXP). He is a member of the National Real Estate Advisory Board for the Real Estate Center at New York University, the National Council of Real Estate Investment Fiduciaries, and the Pension Real Estate Association.

Class III Continuing Directors — Term to Expire in 2009

John Rau	Director since 1994

Mr. Rau, 58, has been a director of the Company since June 1994. Since December 2002, Mr. Rau has served as President and Chief Executive Officer and as a director of Miami Corporation, a private asset management firm. From January 1997 to March 2000, he was a director, President and Chief Executive Officer of Chicago Title Corporation, a New York Stock Exchange listed company, and its subsidiaries, Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau is a director of LaSalle Bank, N.A., Nicor Inc. and Wm. Wrigley Jr. Company. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor Jim Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University’s J.L. Kellogg Graduate School of Management. During that time, he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago.

Robert J. Slater	Director since 1994

Mr. Slater, 69, has been a director of the Company since June 1994. Since 1988, Mr. Slater has been President of Jackson Consulting, Inc., a private investment and consulting company that specializes in advising manufacturing and distribution companies on strategic, organizational, and economic planning. He retired as President, Chief Operating Officer and Director of Crane Co., a multinational manufacturing, distribution, and aerospace company, after serving the company from 1969 to 1988. Mr. Slater also held several executive level positions at Crane Co. subsidiaries including CF&I Corporation, Medusa Corporation, and Huttig Sash & Door Co. Mr. Slater has served on the boards of directors of a number of public companies during his career. Most recently, he was a director of Southdown, Inc. and National Steel Corporation.

PROXY STATEMENT

W. Ed Tyler	Director since 2000

Mr. Tyler, 54, has been a director of the Company since March 2000. Mr. Tyler was appointed CEO of Ideapoint Ventures in 2002. Ideapoint Ventures is an early stage venture fund that focuses on nanotechnologies. Prior to joining Ideapoint Ventures, Mr. Tyler served as Chief Executive Officer and a director of Moore Corporation Limited, a provider of data capture, information design, marketing services, digital communications and print solutions, from 1998 to 2000. Prior to joining Moore Corporation, Mr. Tyler served in various capacities at R.R. Donnelley & Sons Company, most recently as Executive Vice President and Chief Technology Officer, from 1997 to 1998, and as Executive Vice President and Sector President of Donnelley’s Networked Services Sector, from 1995 to 1997.

INFORMATION REGARDING EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT

Michael J. Havala

Mr. Havala, 47, has been Chief Financial Officer of the Company since April 1994. He joined The Shidler Group in 1989, and was Chief Financial Officer for The Shidler Group’s Midwest region with responsibility for accounting, finance, information technology and treasury functions. With The Shidler Group, Mr. Havala structured joint ventures, obtained and refinanced project financing, developed and implemented management information systems and directed all financial aspects of a several million square foot portfolio located in various states throughout the Midwest. Prior to joining The Shidler Group, Mr. Havala was a Senior Tax Consultant with Arthur Andersen & Company, where he specialized in real estate, banking and corporate finance. Mr. Havala is a certified public accountant. His professional affiliations include NAREIT.

Johannson L. Yap

Mr. Yap, 44, has been the Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he served as Senior Vice President — Acquisitions of the Company. Prior to joining the Company, Mr. Yap joined The Shidler Group in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. Between 1988 and 1994, he participated in the acquisition, underwriting and due diligence of several hundred million dollars of commercial properties. His professional affiliations include ULI, NAREIT and the Council of Logistics Management.

David P. Draft

Mr. Draft, 55, has been Executive Vice President — Operations of the Company since January 2001, prior to which time he served as Managing Director of the Company’s Central region from December 1998 to January 2001 and as Senior Regional Director of the Company’s Michigan and Northern Ohio regions from March 1996 to December 1998. He has 29 years experience in real estate brokerage, sales, leasing and asset management. Between 1994 and March 1996, Mr. Draft was Co-Founder and Principal of Draft & Gantos Properties, L.L.C., where he was responsible for real estate management, construction and development. From 1990 to 1994, Mr. Draft was Director of Development and Operations for Robert Grooters Development Company where he was responsible for land acquisitions, development project planning, financing and construction of industrial property. From 1977 to 1990, he was with First Real Estate, Inc., serving in the capacity of chief operating officer.

Arne M. Cook

Mr. Cook, 46, has been Managing Director of the Company’s Central region since January 2001, prior to which time he served as Senior Regional Director of the Company’s Minnesota region from January 2000 to December 2000, as Regional Director of the Company’s Minnesota region from April 1998 to December 1999 and as Regional Development Manager from April 1997 to March 1998. He has 20 years of experience in the office and industrial real estate industry. From January 1988 to March 1997, Mr. Cook served in various capacities, most recently as Senior Director of Real Estate Development, with Opus Northwest LLC, a member of the Opus Group of

PROXY STATEMENT

Companies, where he was responsible for the development, sales, financing and asset management of office and industrial properties throughout the Midwest. His professional affiliations include the National Association of Industrial and Office Properties (“NAIOP”), NAREIT, ULI, the Minnesota Commercial Association of Realtors and the University of Wisconsin Real Estate Alumni Association.

Gregory S. Downs

Mr. Downs, 58, has been Managing Director of the Company’s Gulf/Mountain region since July 2001, prior to which time he served as a Senior Regional Director from January 2000 to July 2001 and as a Regional Director from June 1998 to December 1999 of the Company’s Denver region. From November 1997 to June 1998, he served as a Regional Development Officer of the Company. Mr. Downs has over 25 years of real estate experience. Between June 1994 and November 1997, he was Vice President of Development for Pacifica Holding Company, a full-service real estate company operating in Denver. Mr. Downs’ professional affiliations include NAIOP and SIOR.

Robert Cutlip

Mr. Cutlip, 57, has been Managing Director of the Company’s East region since March 2006. From September 2003 to February 2006, he served as Senior Vice President of Highwoods Properties, Inc. (NYSE: HIW), a real estate investment trust. From April 2001 to September 2003, Mr. Cutlip served as Vice President of Real Estate Operations for Progress Energy (NYSE: PGN), a diversified energy company, prior to which time, from 1999 to 2001, he served as Executive Vice President of Duke-Weeks Realty Corp. (NYSE: DRE), a real estate investment trust. Mr. Cutlip has over 25 years of real estate experience. His professional affiliations include NAIOP.

Scott A. Musil

Mr. Musil, 39, has been Chief Accounting Officer of the Company since March 2006; Senior Vice President of the Company since March 2001; Controller of the Company since December 1995; Treasurer of the Company since May 2002; and Assistant Secretary of the Company since May 1996. In addition, he served as a Vice President of the Company from May 1998 to March 2001. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company, culminating as an audit manager specializing in the real estate and finance industries. Mr. Musil is a certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and NAREIT.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors.  The Board of Directors of the Company is currently comprised of nine members, a majority of whom are independent as affirmatively determined by the Board of Directors. In determining the independence of its members, the Board of Directors applied the following standards:

1) The member must meet the definition of “Independent Director” contained in the Company’s Articles, which requires that he or she be neither an employee of the Company nor a member of The Shidler Group.

2) After taking into account all relevant facts and circumstances, the Board must determine that the member has no material relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Relationships to be considered include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

3) The member must satisfy the independence tests set forth in Section 303A.02(b) of the Listed Company Manual of the New York Stock Exchange (the “NYSE”).

Applying such standards, the Board of Directors has affirmatively determined that its current independent directors are Messrs. Lynch, Newman, Rau, Slater, Tyler and Wilson.

Pursuant to the terms of the Company’s Articles, the directors are divided into three classes. Class I Directors, Messrs. Shidler, Wilson and Newman, hold office for a term expiring at this Annual Meeting. Class II Directors,

PROXY STATEMENT

Messrs. Brennan, Damone and Lynch, hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2008. Class III Directors, Messrs. Rau, Slater and Tyler, hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2009. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term continuing until the Annual Meeting of Stockholders held in the third year following the year of their election and the election and qualification of their successors.

The Board of Directors held 11 meetings and acted three times by unanimous consent during 2006. Each of the directors serving in 2006 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which he was a member. Although the Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders, all of the directors then serving attended the 2006 Annual Meeting of Stockholders.

The Board of Directors has adopted Corporate Governance Guidelines to reflect the principles by which it operates. These guidelines, as well as the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors, are accessible at the investor relations pages of the Company’s website at www.firstindustrial.com. The Company has adopted a Code of Business Conduct and Ethics which includes the principles by which the Company expects its employees, officers and directors to conduct Company business and which is accessible at the investor relations pages of the Company’s website at www.firstindustrial.com. The Company intends to post on its website amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics.

The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee, a Nominating/Corporate Governance Committee and a Special Committee.

Audit Committee.  The Audit Committee is directly responsible for the appointment, discharge, compensation, and oversight of the work of any independent public accountants employed by the Company for the purpose of preparing or issuing an audit report or related work. In connection with such responsibilities, the Audit Committee approves the engagement of independent public accountants, reviews with the independent public accountants the audit plan, the audit scope, and the results of the annual audit engagement, pre-approves audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, pre-approves audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls.

The membership of the Audit Committee currently consists of Messrs. Rau, Lynch and Wilson, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE and the rules of the SEC. In the judgment of the Company’s Board of Directors, each member is financially literate as required by the listing standards of the NYSE. Further, in the judgment of the Company’s Board of Directors, Mr. Rau is an “audit committee financial expert,” as such term is defined in the SEC rules, and has “accounting or related financial management expertise,” as defined in the listing standards of the NYSE. See Mr. Rau’s biography above. The Audit Committee met 11 times in 2006.

Compensation Committee.  The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee administers, and has authority to grant awards under, the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan (the “1994 Stock Plan”), the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan (the “1997 Stock Plan”), the First Industrial Realty Trust, Inc. Deferred Income Plan (the “Deferred Income Plan”) and the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan (the “2001 Stock Plan”). The Compensation Committee currently consists of Messrs. Slater and Tyler, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE. The Compensation Committee met seven times and acted once by unanimous consent in 2006.

PROXY STATEMENT

Investment Committee.  The Investment Committee provides oversight and discipline to the investment process. Investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria. The Investment Committee meets with the Company’s acquisition personnel, reviews each submission thoroughly and approves acquisitions of land having a total investment of greater than $5 million and all other acquisitions and development projects having a total investment of greater than $15 million. The Investment Committee makes a formal recommendation to the Board of Directors for all acquisitions and development projects with a total investment in excess of $30 million. The membership of the Investment Committee currently consists of Messrs. Shidler, Brennan, Damone, Tyler and Wilson. The Investment Committee met 37 times and acted twice by unanimous consent in 2006.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee recommends individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may develop on the Board of Directors. The Board of Directors, in turn, as a whole by a majority vote either approves all of the nominations so recommended by the Nominating/Corporate Governance Committee or rejects all of the nominations in whole, but not in part. In the event that the Board of Directors as a whole by a majority vote rejects the recommended nominations, the Nominating/Corporate Governance Committee develops a new recommendation. In addition, the Nominating/Corporate Governance Committee develops and oversees the Company’s corporate governance policies. The current Nominating/Corporate Governance Committee consists of Messrs. Lynch, Slater and Wilson, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE. Mr. Lynch is the current Chairman of the Nominating/Corporate Governance Committee and also presides at meetings of non-management directors. The Nominating/Corporate Governance Committee met twice during 2006 and met in February 2007 to determine its nominations for this Proxy Statement.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders of the Company. In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting, notice must be given in accordance with the Bylaws of the Company to the Secretary of the Company not more than 180 days nor less than 75 days prior to the first anniversary of the preceding year’s Annual Meeting. The fact that the Company may not insist upon compliance with the requirements contained in its Bylaws should not be construed as a waiver by the Company of its right to do so at any time in the future.

In general, it is the Nominating/Corporate Governance Committee’s policy that, in its judgment, its recommended nominees for election as members of the Board of Directors of the Company, at a minimum, have business experience of a breadth, and at a level of complexity, sufficient to understand all aspects of the Company’s business and, through either experience or education, have acquired such knowledge as is sufficient to qualify as financially literate. In addition, recommended nominees must be persons of integrity and be committed to devoting the time and attention necessary to fulfill their duties to the Company.

The Nominating/Corporate Governance Committee may identify nominees for election as members of the Board of Directors of the Company through its own sources (including through nominations by stockholders made in accordance with the Company’s Bylaws), through sources of other directors of the Company, and through the use of third-party search firms. The Company has previously engaged a third party search firm to identify potential nominees and may do so again in the future. Subject to the foregoing minimum standards, the Nominating/Corporate Governance Committee will evaluate each nominee on a case-by-case basis, assessing each nominee’s judgment, experience, independence, understanding of the Company’s business or that of other related industries, and such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the current needs of the Company’s Board of Directors.

Special Committee.  The Special Committee is authorized, within limits specified by the Board of Directors, to approve the terms under which the Company issues Common Stock, preferred stock or depository shares representing fractional interests in preferred stock, or under which the Company or any of the Company’s subsidiaries, including First Industrial, L.P., issues debt. The membership of the Special Committee currently

PROXY STATEMENT

consists of Messrs. Shidler, Brennan and Rau. The Special Committee acted by unanimous consent twice during 2006.

Communications by Stockholders.  Stockholders of the Company may send communications to the Board of Directors as a whole, its individual members, its committees or its non-management members as a group. Communications to the Board of Directors as a whole should be addressed to “The Board of Directors”; communications to any individual member of the Board of Directors should be addressed to such individual member; communications to any committee of the Board of Directors should be addressed to the Chairman of such committee; and communications to non-management members of the Board of Directors as a group should be addressed to the Chairman of the Nominating/Corporate Governance Committee. In each case, communications should be further addressed “c/o First Industrial Realty Trust, Inc., 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.” All communications will be forwarded to their respective addressees and, if a stockholder marks his or her communication “Confidential”, will be forwarded directly to the addressee.

DIRECTOR COMPENSATION

Directors of the Company who are also employees, namely Michael W. Brennan and Michael G. Damone, receive no additional compensation for their services as a director. Compensation of non-employee directors is reviewed annually by the Compensation Committee of the Board of Directors, which makes any recommendations of compensation changes to the entire Board of Directors. In 2006, the Compensation Committee retained Towers Perrin and FPL Associates, outside consultants, to review the appropriateness of directors’ compensation. Currently, non-employee directors of the Company receive an annual director’s fee equivalent in value to $40,000. At least 50% of the value of such fee must be taken in the form of restricted Common Stock but directors can elect to receive a greater proportion of their fee in restricted Common Stock. The Chairman of the Audit Committee receives an additional fee of $20,000 for his service as Chairman of the Audit Committee; the Chairman of the Compensation Committee receives an additional fee of $10,000 for his service as Chairman of the Compensation Committee; and the Chairman of the Nominating/Corporate Governance Committee receives an additional fee of $5,000 for his service as Chairman of the Nominating/Corporate Governance Committee. Each non-employee director also receives $2,000 for each in-person meeting of the Board of Directors attended, $1,500 for each telephonic Board meeting participated in, $2,000 for each in-person committee meeting attended and $1,500 for each telephonic committee meeting participated in. Following the 2006 Annual Meeting of Stockholders, each of the Company’s non-employee directors also received 1,500 shares of restricted Common Stock under the 2001 Stock Plan. Shares of restricted Common Stock issued to directors receive dividends at the same rate as the Company’s Common Stock. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites, although they are reimbursed for their out-of-pocket expenses for meeting attendance.

PROXY STATEMENT

DIRECTOR COMPENSATION SUMMARY

	Fees Earned
	or Paid in	Stock		All Other	Total
Name	Cash ($)(1)	Awards ($)(2)		Compensation ($)(3)	Compensation ($)

Jay H. Shidler	$66,500	$62,948	(4)	$27,661	$157,109
Kevin W. Lynch	$29,750	$54,045	(5)	$19,934	$103,729
James F. Millar(6)	$33,250	$10,279	(6)	$3,292	$46,821
Robert D. Newman	$7,000	$404	(7)	$161	$7,565
John Rau	$64,250	$56,629	(8)	$22,517	$143,396
Robert J. Slater	$34,000	$87,184	(9)	$47,441	$168,625
W. Ed Tyler	$56,500	$57,302	(10)	$22,294	$136,096
J. Steven Wilson	$66,000	$62,948	(11)	$27,661	$156,609

(1)	Does not include that portion of non-employee directors’ annual director fees paid in the form of Stock Awards. See under “Stock Awards” in the adjacent column.

(2)	All reported awards are of shares of restricted Common Stock and amounts reported represent the amount of expense recognized by the Company during 2006 under Statement of Financial Accounting Standard No. 123R (Share-Based Payments) (“FAS 123R”) for grants made in 2006 and prior years. The grant date fair value of each stock award granted in 2006 to a director is reflected in the footnotes below. The grant date fair value determined under FAS 123R for each award is approximately equal to the product of the number of shares of restricted Common Stock granted multiplied by the closing price of the Common Stock as reported by the NYSE on the applicable date of grant ($40.00 on January 6, 2006; $41.58 on April 5, 2006; $37.78 on July 7, 2006; $45.33 on October 6, 2006).

(3)	Amounts represent dividends on shares of unvested restricted Common Stock. Amounts do not include dividends/distributions paid on original shares of Common Stock issued in connection with the Company’s initial public offering, shares of Common Stock purchased subsequently in the open market or by exercise of options, shares of formerly restricted Common Stock after such stock has vested or on limited partnership units of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock).

(4)	Mr. Shidler received grants of stock during 2006 with the following grant date fair values: $7,800; $7,318; $66,664; and $10,290. As of December 31, 2006, Mr. Shidler held 10,438 shares of unvested restricted Common Stock.

(5)	Mr. Lynch received grants of stock during 2006 with the following grant date fair values: $7,800; $7,318; $66,664; and $10,290. As of December 31, 2006, Mr. Lynch held 7,688 shares of unvested restricted Common Stock.

(6)	Mr. Millar received grants of stock during 2006 with the following grant date fair values: $3,880; $7,318; $66,664; and $10,290. As of December 31, 2006, Mr. Millar held 2,264 shares of unvested restricted Common Stock. Mr. Millar resigned as a Director of the Company January 26, 2007, at which time he vested in 2,477 shares of restricted Common Stock having a value as of the date of vesting of approximately $116,766 (based on the closing price of the Common Stock ($47.14) on that date, as reported by the NYSE).

(7)	Mr. Newman received a grant of stock during 2006 with the following grant date fair value: $10,290. As of December 31, 2006, Mr. Newman held 227 shares of unvested restricted Common Stock.

(8)	Mr. Rau received grants of stock during 2006 with the following grant date fair values: $3,880; $3,659; $61,657; and $5,168. As of December 31, 2006, Mr. Rau held 8,435 shares of unvested restricted Common Stock.

(9)	Mr. Slater received grants of stock during 2006 with the following grant date fair values: $7,800; $7,318; $66,664; and $10,290. As of December 31, 2006, Mr. Slater held 17,477 shares of unvested restricted Common Stock.

PROXY STATEMENT

(10)	Mr. Tyler received grants of stock during 2006 with the following grant date fair values: $7,800; $7,318; $66,664; and $10,290. As of December 31, 2006, Mr. Tyler held 8,528 shares of unvested restricted Common Stock and 30,000 options.

(11)	Mr. Wilson received grants of stock during 2006 with the following grant date fair values: $7,800; $7,318; $66,664; and $10,290. As of December 31, 2006, Mr. Wilson held 10,438 shares of unvested restricted Common Stock and 60,000 options.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION PROGRAM — OBJECTIVES AND DESIGN

The Compensation Committee of the Company’s Board of Directors (the “Committee”) has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company.

The Company maintains the philosophy that compensation of its executive officers and other employees should serve the best interests of the Company’s stockholders. Accordingly, the Company believes its executive compensation program should not only serve to attract and retain talented, capable individuals, but also to provide them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate executive officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value.

THE EXECUTIVE COMPENSATION PROCESS AND THE ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

The Compensation Committee typically begins the process of formulating executive compensation in the December before the upcoming applicable fiscal year by setting that year’s salaries for each of the Named Executive Officers and target maximum cash and equity bonus for each of the Named Executive Officers other than the Managing Directors. (As discussed below, beginning with 2006, the Managing Directors are subject to the Managing Director 2006 Incentive Compensation Plan.) Then, typically, in the first quarter of the applicable fiscal year, the Compensation Committee adopts, and the full Board of Directors ratifies, the performance criteria to be used to determine the Chief Executive Officer’s and other Named Executive Officers’ (other than the Managing Directors’) incentive compensation for that year. Then, after the end of the applicable fiscal year, the Compensation Committee meets to determine incentive compensation to be paid to the Named Executive Officers (other than the Managing Directors) with respect to that year. At that time, the Compensation Committee also reviews the calculations per the Managing Director 2006 Incentive Compensation Plan of the Managing Directors’ incentive compensation with respect to that year. Per such determination/review, the Company pays cash bonuses, typically in February, and issues restricted stock, typically in March. In the case of the Named Executive Officers’ 2006 incentive compensation, the Compensation Committee determined/reviewed both the cash and equity components of incentive compensation at a meeting on January 30, 2007 and by a unanimous written consent dated as of February 23, 2007. Cash bonuses were paid on February 28, 2007 and restricted stock awards were granted on March 12, 2007. The restricted stock awards were granted when administratively convenient, and the number of shares to be awarded was based on the closing price of the Company’s Common Stock on January 23, 2007, the day prior to the submission of award information and recommendations to the Compensation Committee for purposes of its January 30, 2007 meeting.

Periodically, though not every year, the Company and the Compensation Committee engage the services of outside consultants to evaluate the Company’s executive compensation program. In 2006, the Compensation Committee retained FPL Associates, an outside consultant, to review the appropriateness of the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations, and of the Managing Director 2006 Incentive Compensation Plan. As part of its review,

PROXY STATEMENT

the outside consultant surveyed a range of real estate companies that included not only the Company’s industrial peers, but similarly sized companies and companies with similar operating strategies from other sectors of the REIT industry. The Compensation Committee used such survey not as a benchmark, per se, but rather to gauge generally the appropriateness of the Company’s executive compensation programs.

The Company’s Chief Executive Officer and Chief Financial Officer participate in meetings with the Compensation Committee at various times throughout the year. In December of each year, they meet with the Compensation Committee to present and discuss recommendations with respect to the upcoming fiscal year’s salaries for the Named Executive Officers and target maximum cash and equity bonus for the Named Executive Officers other than the Managing Directors. In the first quarter of each year, they meet with the Compensation Committee to present and discuss recommendations with respect to incentive compensation for the year just ended. They also meet with the Compensation Committee regarding employment agreements that the Company has entered into and assist the Compensation Committee in providing compensation information to outside consultants engaged to evaluate the Company’s compensation programs.

EXECUTIVE COMPENSATION COMPONENTS

The components of the Company’s executive compensation program are base salary, incentive bonuses (both cash and equity awards) and benefits/perquisites (including premiums paid by the Company on term life insurance and long-term disability insurance, car allowances, personal financial planning allowances, 401(k) matching contributions and standard health, life and disability insurance).

Each component of the Company’s executive compensation program serves to attract and retain talented, capable individuals to the Company’s management ranks. Incentive bonuses serve the added purpose of providing such individuals with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance.

The Company considers base salary, incentive bonuses and benefits/perquisites as independent components of the Company’s executive compensation program. Base salary and benefits/perquisites are intended to compensate Named Executive Officers for services rendered and increases to their base salary are a function of individual performance and general economic conditions. Incentive bonuses, by contrast, are linked to, and are a function of the achievement of, performance criteria that are designed to maximize the Company’s overall performance. Base salary and benefits/perquisites constitute approximately 1/3 of executive officers’ compensation in a typical year, while incentive bonus makes up approximately 2/3. This allocation between base salary and incentive compensation is consistent with the Compensation Committee’s compensation philosophy that executive officers’ compensation should be largely tied to performance criteria designed to maximize the Company’s overall performance.

The Compensation Committee does not have a specific policy regarding the mix of cash and non-cash compensation awarded to its executive officers, although it believes that a significant portion of executive officer compensation should be paid in the form of equity. The mix of target maximum cash and non-cash incentive compensation our executive officers are entitled to receive is set forth in their respective employment agreements. Depending on the individual, non-cash compensation makes up approximately 40% of the executive officers’ potential incentive compensation. With respect to allocating between cash and non-cash incentive compensation for the Company’s Managing Directors, the Managing Director 2006 Incentive Compensation Plan calls for incentive compensation to be paid 60% in cash and 40% in restricted stock awards.

When granting non-cash compensation to the executive officers and Managing Directors, the Compensation Committee uses restricted stock awards. Typically, such restricted stock awards vest ratably over 3 years and are denominated based on the closing price of the Company’s Common Stock on the day prior to the submission of award information and recommendations to the Compensation Committee for purposes of its award determinations. The Compensation Committee believes that restricted stock awards play an important role in aligning management’s interests with those of the Company’s stockholders in that restricted stock (other than the vesting and transfer restrictions applicable to it) is economically identical to stockholders’ common stock. For this reason, restricted stock awards have been and, the Company expects, will continue to be a significant part of executive compensation.

PROXY STATEMENT

SETTING EXECUTIVE COMPENSATION

Base Salary

The Company provides the Named Executive Officers with base salary to compensate them for services rendered during the fiscal year. The base salaries of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations are a function of the minimum base salaries specified in their employment agreements and the increases to such base salaries approved by the Compensation Committee. Base salaries for the Company’s Managing Directors are a function of the base salaries negotiated and approved by the Compensation Committee at the time each Managing Director was hired or promoted to that position and the increases to such base salaries approved by the Compensation Committee. In setting the base salaries of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations that are specified in their employment agreements, as well as the base salaries of the Managing Directors, the Compensation Committee consulted with outside compensation consultants. In determining increases to such base salaries for the following year, the Compensation Committee considers individual performance of the Named Executive Officers in the year just past, including organizational and management development and sales leadership exhibited from year-to-year. The Compensation Committee also considers general economic conditions prevailing at the end of such year when the increases for the following year are typically determined. The increases in base salaries for 2006 were relatively modest and reflect a cost of living increase.

Incentive Bonuses

The Company provides the Named Executive Officers with incentive compensation, which currently includes cash and equity awards in the form of restricted stock, to incentivize and reward them for Company and individual performance in specified areas that serves the best interests of the Company’s stockholders. Our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations each participate in an incentive compensation plan (the “Executive Officer Bonus Plan”) which derives from the Company’s strategic plan, while our Managing Directors participate in the 2006 Managing Director Incentive Plan.

The Executive Officer Bonus Plan seeks to tie executive officer compensation to achievement of the Company’s business plan and individual goals. Under the Executive Officer Bonus Plan, awards are made in cash and restricted stock based on a target maximum cash and equity bonus, expressed as a percentage of participants’ base salaries. The target maximum cash and equity bonus are based on targets required by participants’ employment agreements and are subject to increase by the Compensation Committee. The target maximum bonus for 2006 for the Named Executive Officers that participated in the Executive Officer Bonus Plan were as follows:

	Target Maximum	Target Maximum
Named Executive Officer	Cash Bonus	Equity Bonus

Michael W. Brennan	225%	187%
Michael J. Havala	200%	187%
Johannson L. Yap	200%	187%
David P. Draft	200%	187%

PROXY STATEMENT

When granting awards under the Executive Officer Bonus Plan, the Compensation Committee evaluates five broad performance categories designed to reward different areas of executive officer performance. These categories include earnings growth, growth in stockholder value, customer base growth, personnel excellence and competitiveness. Under these five broad categories are more specific goals and objectives: for example, under the broad category “earnings growth” there is a funds from operations (or FFO(1)() growth percentage target, among other targets; under “growth in stockholder value” there is a target total stockholder return, among other targets; under “customer base growth” there is a tenant retention target, among other targets; under “personnel excellence” there is a target percentage for employee satisfaction, among other targets; under “competitiveness” there is a target percentage for portfolio occupancy to exceed market occupancy, among other targets.

The Compensation Committee sets targets based on the above-described criteria at the beginning of each year and evaluates whether the Company met, exceeded or failed to meet each of these more specific goals and objectives. Based on this evaluation, the Compensation Committee assigns an overall “grade” to each of the broad categories. An overall weighted average grade, expressed as a percentage, is then established based on the weight the Compensation Committee has assigned to each of the broad categories: currently 50% to earnings growth and 12.5% to each of customer base growth, personnel excellence, competitiveness and growth in stockholder value. Earnings growth is given the greatest weight in this calculation because the Compensation Committee believes this category represents the most important goal for our executive officers.

For 2006, the Compensation Committee assigned a high grade to the earnings growth category. This grade was primarily based on FFO per share growth of 14%, compared to a target of 11%. In addition to the grade for earnings growth, the Compensation Committee assigned high grades for customer base growth, personnel excellence, and growth in stockholder value and an average grade for competitiveness. The overall weighted average grade is then applied to the applicable officer’s target maximum cash and equity bonus to compute the executive officers’ estimated cash and non-cash bonus payout.

Once the Compensation Committee has determined the estimated cash and non-cash bonus payout for each executive officer, it has the discretion to increase or decrease such amounts, and to alter the mix of cash versus non-cash compensation. Based on the achievement of these and other factors and on the Compensation Committee’s evaluation of certain other qualitative factors, including organizational and management development and sales leadership exhibited from year-to-year, the Compensation Committee awarded bonuses to the Named Executive Officers that participate in the Executive Officer Bonus Plan ranging from 70% to 72% of the executive officer’s target cash bonus award and 116% to 143% of the executive officer’s target equity bonus. For 2006, the Compensation Committee approved equity bonuses for the Named Executive Officers in excess of the target

((1) FFO is a non-GAAP measure that the Company defines as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold. Investors in and analysts following the real estate industry utilize FFO, variously defined, as a supplemental performance measure. The Company considers FFO, given its wide use by and relevance to investors and analysts, an appropriate supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation/amortization of real estate assets. In addition, FFO is commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO should not be considered as a substitute for net income available to common stockholders (calculated in accordance with GAAP) as a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO as calculated by the Company may not be comparable to similarly titled, but differently calculated, measures of other REITs or to the definition of FFO published by NAREIT. Please see the reconciliation of FFO to net income available to common stockholders contained in our Current Report on Form 8-K dated February 21, 2007.

PROXY STATEMENT

maximum equity bonus it previously set in order to reduce the cash bonus the Company would have otherwise paid with respect to a year in which the Company achieved strong performance.

Our Managing Directors, including Mr. Cook, are eligible to participate in a bonus plan created specifically for Managing Directors. The plan is designed to reward the Company’s Managing Directors for profitable development, sale and lease transactions consummated in their regions and to increase their ownership in the Company. Under the Managing Director 2006 Incentive Compensation Plan each Managing Director is eligible to receive (i) an amount equal to 7% of the new business generation incentive compensation paid to officers of the Managing Director’s region and (ii) an additional 20% of the new business generation incentive compensation paid to officers of the Managing Director’s region on certain types of transactions. Losses from comparable transactions will offset gains for the purpose of determining compensation payable under the plan. In addition, each Managing Director may receive compensation up to $300,000 upon the achievement of profitability and sales leadership goals and acquisitions and development projects. Managing Directors have no target maximum cash and equity bonus under the Managing Director 2006 Incentive Compensation Plan.

For 2006, Mr. Cook received an award of $510,011 in cash and 12,708 shares of restricted Common Stock. The following table indicates the contribution of the various components of the Managing Director 2006 Incentive Compensation Plan to this award:

Managing Director 2006 Incentive Compensation Plan Components	Value (%)

7% of the new business generation incentive compensation paid to officers of the Managing Director’s region	26
Additional 20% of the new business generation incentive compensation paid to officers of the Managing Director’s region on certain types of transactions	54
Achievement of profitability and sales leadership goals and acquisitions and development projects	20

Benefits/Perquisites

The Company provides the Named Executive Officers with certain benefits/perquisites, which, depending on the officer, include premiums paid by the Company on term life insurance and long-term disability insurance, car allowances and personal financial planning allowances. The Named Executive Officers, along with all of the Company’s other full time employees, also receive 401(k) matching contributions and standard health, life and disability insurance. To the extent provided, premiums paid by the Company on term life insurance and long-term disability insurance and personal financial planning allowances are specified in the employment agreements of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations. Current car allowances were set in 2000 and 2001 and are a function of the then prevailing market rates to lease and operate an executive class vehicle. 401(k) matching payments are a function of each Named Executive Officer’s contribution to his 401(k) account during the year and the percentage match which management determines to apply to the Company’s 401(k) Plan for that year. Standard health, life and disability insurance benefits are a function of the group benefit packages the Company is able to negotiate with third party providers.

Termination and Change-in-Control Triggers

Each of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations have employment agreements and all of the Named Executive Officers have agreements in respect of their restricted stock awards pursuant to the Company’s stock incentive plans, and such agreements specify certain events, including involuntary termination and change-in-control, which trigger the payment of cash and/or vesting in restricted stock awards. The Company believes having such events as triggers for the payment of cash and/or vesting in restricted stock awards promotes stability and continuity of management. See “Potential Payments Upon Termination or Change of Control” below for more information on the payments triggered by such events.

PROXY STATEMENT

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company does not believe that Section 162(m) of the Code is applicable to its current arrangements with its executive officers.

Accounting for Restricted Stock

Effective January 1, 2006 the Company adopted FAS 123R, using the modified prospective application method, which requires measurement of compensation cost for the Company’s restricted stock awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. Although the Compensation Committee has considered the impacts of FAS 123R, it has not altered its equity award practices as a result of it.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed, and discussed with management, the Compensation Discussion and Analysis included above in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the Company’s fiscal year ended December 31, 2006.

Submitted by the Compensation Committee:

Robert J. Slater, Chairman
W. Ed Tyler

PROXY STATEMENT

EXECUTIVE COMPENSATION SUMMARY

The Summary Compensation Table below sets forth the aggregate compensation, including cash compensation and amortization expenses of, and ordinary dividends with respect to, restricted stock awards, paid by the Company to its Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal year ended December 31, 2006. The Grants of Plan Based Awards Table following the Summary Compensation Table provides additional information regarding the cash compensation paid and restricted stock awarded by the Company to Named Executive Officers.

The Company’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations have employment agreements which provide for an annual base salary, subject to increase or decrease at the discretion of the Compensation Committee, an annual cash and/or equity bonus at the discretion of the Board of Directors and as may be determined by the Committee and/or the Board, and certain other benefits.

Base salary of the Named Executive Officers accounted for only approximately 20% of the aggregate total compensation of the Named Executive Officers for 2006. This is consistent with the Company’s compensation philosophy, which is to weight compensation towards incentive compensation to better align executive compensation with the Company’s actual economic performance during the applicable fiscal year.

Restricted Common Stock granted to the Named Executive Officers typically vests in three approximately equal installments on each January 1st following the year of grant. From and after the date of issuance, holders of the restricted Common Stock are entitled to vote such Common Stock and receive dividends at the same rate applicable to unrestricted shares of Common Stock.

SUMMARY COMPENSATION TABLE

				Non-Equity
		Annual	Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(e)	(g)	(i)	(j)

Michael W. Brennan	2006	$530,000	$1,061,425	$850,000	$301,104	$2,742,529
President and CEO
Michael J. Havala	2006	$315,000	$682,314	$450,500	$210,887	$1,658,701
Chief Financial Officer
Johannson L. Yap	2006	$334,000	$594,722	$467,500	$199,208	$1,595,430
Chief Investment Officer
David P. Draft	2006	$300,000	$543,297	$391,000	$145,247	$1,379,544
Executive Vice President — Operations
Arne M. Cook	2006	$240,000	$342,995	$510,011	$84,931	$1,177,937
Managing Director

(1)	The amount reflected is the cost recognized by the Company in 2006 under FAS 123R for all restricted stock grants to the executive in 2006 and prior years.

(2)	Amounts represent cash incentive compensation awarded in February 2007 based on performance for the year ended December 31, 2006.

(3)	Includes premiums paid by the Company on term life insurance and long-term disability insurance, car allowances, personal financial planning allowances and 401(k) matching payments. Term life insurance premiums paid on behalf of Mr. Brennan in 2006 aggregated $15,800. Also includes dividends on shares of unvested restricted Common Stock of: $263,679 for Mr. Brennan, $187,160 for Mr. Havala, $176,113 for Mr. Yap, $128,997 for Mr. Draft and $72,031 for Mr. Cook. Does not include dividends/distributions paid on original shares of Common Stock issued in connection with the Company’s initial public offering, shares of Common Stock purchased subsequently in the open market or by exercise of options, shares of formerly

PROXY STATEMENT

restricted Common Stock after such stock has vested or on limited partnership units of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock).

GRANTS OF PLAN BASED AWARDS TABLE

									Grant Date
			Estimated Future Payouts			Estimated Future Payouts Under			Fair Value
			Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	Approval	($)	($)(4)	($)	($)	($)(4)	($)(5)	($)(6)
(a)	(b)	Date	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Michael W. Brennan	(1)	(1)	(2)	938,588	1,192,500	(2)	810,867	991,100	1,417,680
Michael J. Havala	(1)	(1)	(2)	564,000	630,000	(2)	548,174	589,050	751,349
Johannson L. Yap	(1)	(1)	(2)	597,840	668,000	(2)	581,060	624,580	779,703
David P. Draft	(1)	(1)	(2)	411,840	540,000	(2)	444,763	561,000	652,154
Arne M. Cook	(1)	(1)	(3)	391,500	(3)	(3)	371,762	(3)	586,855

(1)	On December 6, 2005, the Compensation Committee determined 2006 salaries for the named executive officers and set maximum percentages applicable to the cash and equity bonuses for Messrs. Brennan, Havala, Yap and Draft. The Compensation Committee adopted performance criteria for 2006 bonus eligibility on March 8, 2006. Cash and equity incentive awards bonuses for Named Executive Officers for 2006 were determined at a meeting on January 30, 2007 and by a unanimous written consent dated as of February 23, 2007. Cash bonuses for Named Executive Officers were paid February 28, 2007, and shares of restricted Common Stock were issued on March 12, 2007.

(2)	Bonus payments for Messrs. Brennan, Havala, Yap and Draft do not have threshold amounts.

(3)	Under the Managing Director 2006 Incentive Compensation Plan (described above), Mr. Cook is not subject to any threshold amount or any limit on his cash or equity incentive compensation.

(4)	The Company has no incentive bonus targets, per se. Amounts shown are the aggregate dollar values of the cash and equity incentive bonuses paid for the year ended December 31, 2005.

(5)	The Company does not express its maximum payout in numbers of shares, but rather as a dollar value based on a percentage of salary (187% in the case Messrs. Brennan, Havala, Yap and Draft).

(6)	The Company typically grants shares of restricted Common Stock in March of each year as compensation for the prior year’s performance. On March 12, 2007, the Company granted shares of restricted Common Stock to the named executive officers as follows: 30,699 to Mr. Brennan; 16,270 to Mr. Havala; 16,884 to Mr. Yap; 14,122 to Mr. Draft; and 12,708 to Mr. Cook. The dollar amount shown represents closing price of the Company’s Common Stock as reported by the NYSE on March 12, 2007 ($46.18).

PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
	Number of	Number of			Number	Market Value
	Securities	Securities			Of Share	of Shares or
	Underlying	Underlying			Or Units	Units of
	Unexercised	Unexercised	Option		Of Stock	Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)(6)

Michael W. Brennan(1)	60,000	0	31.13	5-14-08	93,836	4,399,970
	75,000	0	33.13	1-23-11	—	—
	32,000	0	30.53	1-16-12	—	—
Michael J. Havala(2)	0	0	—	—	66,604	3,123,062
Johannson L. Yap(3)	52,000	0	33.13	1-23-11	62,675	2,938,831
David P. Draft(4)	0	0	—	—	45,907	2,152,579
Arne M. Cook(5)	0	0	—	—	25,637	1,202,119

(1)	Of the shares of unvested restricted Common Stock reported in column (g), 29,401 vested in January 2007, as to which restrictions have been removed, 20,691 vest in January 2008, 14,252 vest in January 2009 and 29,492 vest in approximately equal installments in January 2010, 2011, 2012 and 2013.

(2)	Of the shares of unvested restricted Common Stock reported in column (g), 19,227 vested in January 2007, as to which restrictions have been removed, 14,197 vest in January 2008, 10,356 vest in January 2009 and 22,824 vest in approximately equal installments in January 2010, 2011, 2012 and 2013.

(3)	Of the shares of unvested restricted Common Stock reported in column (g), 16,925 vested in January 2007, as to which restrictions have been removed, 14,021 vest in January 2008, 10,289 vest in January 2009 and 21,440 vest in approximately equal installments in January 2010, 2011, 2012 and 2013.

(4)	Of the shares of unvested restricted Common Stock reported in column (g), 15,003 vested in January 2007, as to which restrictions have been removed, 10,538 vest in January 2008, 7,092 vest in January 2009 and 13,274 vest in approximately equal installments in January 2010, 2011, 2012 and 2013.

(5)	Of the shares of unvested restricted Common Stock reported in column (g), 9,434 vested in January 2007, as to which restrictions have been removed, 6,392 vest in January 2008, 4,484 vest in January 2009 and 5,326 vest in approximately equal installments in January 2010, 2011, 2012 and 2013.

(6)	The dollar amounts shown in column (h) are approximately equal to the product of the number of shares of restricted Common Stock reported in column (g) multiplied by the closing price of the Common Stock as reported by the NYSE on December 29, 2006, the last trading day of the year ($46.89). This valuation does not take into account any diminution in value that results from the restrictions applicable to such Common Stock.

PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED

In 2006, no options were exercised by the Named Executive Officers and an aggregate of 91,204 shares of restricted Common Stock held by the Named Executive Officers vested.

	Options Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(2)
(a)	(b)	(c)	(d)	(e)

Michael W. Brennan	0	—	30,740	1,211,770
Michael J. Havala	0	—	19,437	766,207
Johannson L. Yap	0	—	17,179	677,196
David P. Draft	0	—	15,036	592,719
Arne M. Cook	0	—	8,812	347,369

(1)	The shares of Common Stock reported in column (d) vested on January 1, 2006.

(2)	The dollar amounts shown in column (e) are approximately equal to the product of the number of shares of Common Stock reported in column (d) multiplied by the closing price of the Common Stock as reported by the NYSE on January 3, 2006, the first trading following the date of vesting of such award ($39.42).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements

The Company has entered into written employment agreements with Messrs. Brennan, Havala, Yap and Draft. These employment agreements may require the Company to make payments and provide benefits to these executives in the event of a termination of their employment or of a change of control. Severance amounts payable to Messrs. Havala, Yap and Draft upon their termination will be reduced if such amounts become payable after their respective 67th birthdays. In addition to their rights under the standard grant agreements under our stock incentive plans, Messrs. Havala, Yap and Draft are entitled to the accelerated vesting of their restricted stock and stock options in the event their employment is terminated without cause.

In addition to the events of termination of employment identified in the following table, the employment agreements provide for payments in the event of an executive’s death or disability. Mr. Brennan’s agreement provides that, upon a termination related to disability, Mr. Brennan is entitled to receive his current annual base salary for five years after termination and to the continuation of his health benefits or comparable health coverage for a period of up to five years. Upon a work-related disability, each of Mr. Havala, Mr. Yap and Mr. Draft is entitled to severance in an amount equal to three times his annual base salary, plus 75% of his maximum bonus potential for the then-current year prorated through the date of termination. Upon death, each executive is entitled to such base salary and unused vacation pay that has accrued and remains unpaid through the date of death and 75% of the maximum cash bonus for which he would have been eligible, prorated through the date of his death.

The employment agreements also contain important non-financial provisions that apply in the event of a termination of employment or of a change of control. Benefits payable upon a merger, acquisition or other changes in control are payable upon consummation of such transactions regardless of whether the executive is terminated. Each of Mr. Havala, Mr. Yap and Mr. Draft has agreed to a one-year covenant not to compete after his termination, except in connection with certain changes in control of the Company. Each of Mr. Havala, Mr. Yap and Mr. Draft has agreed to a six-month covenant not to compete in connection with certain changes in control of the Company. In the event of termination, Mr. Brennan has agreed to a one-year covenant not to compete and a two-year covenant (one year in the case of a change of control) not to solicit Company employees after termination.

PROXY STATEMENT

Stock Incentive Plans

Under the 1994, 1997 and 2001 Stock Plans, unvested restricted Common Stock fully vests in the event of a change of control or involuntary termination. Assuming that the triggering event occurred on December 31, 2006, Messrs. Brennan, Havala, Yap, Draft and Cook, would have vested in restricted Common Stock having a value at the time of vesting of $4,399,970, $3,123,062, $2,938,831, $2,152,579 and $1,202,119, respectively (based on the closing price of the Company’s Common Stock on December 29, 2006 ($46.89), the last trading day of the year).

The following table includes estimated payments owed and benefits required to be provided to the applicable Named Executive Officer under the employment agreements and stock incentive plans described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event occurred on December 31, 2006.

			Accelerated	Medical
			Equity	Insurance
		Severance	Awards	Premiums
Name	Triggering Event	(1)($)	(3)($)	(4)($)

Michael W. Brennan	Change of Control	4,421,198	4,399,970	22,596
	Termination w/o Cause(2)	4,421,198	4,399,970	22,596
	Non-renewal of Agreement	3,724,676	4,399,970	22,596
	Termination for Cause	0	4,399,970	0
Michael J. Havala	Change of Control	2,520,000	3,123,062	33,895
	Termination w/o Cause(2)	1,370,250	3,123,062	33,895
	Termination for Cause	0	3,123,062	0
Johannson L. Yap	Change of Control	2,672,000	2,938,831	33,895
	Termination w/o Cause(2)	1,503,000	2,938,831	33,895
	Termination for Cause	0	2,938,831	0
David P. Draft	Change of Control	2,220,000	2,152,579	23,397
	Termination w/o Cause(2)	1,305,000	2,152,579	23,397
	Termination for Cause	0	2,152,579	0
Arne M. Cook	Change of Control	0	1,202,119	0
	Termination w/o Cause	0	1,202,119	0
	Termination for Cause	0	1,202,119	0

(1)	Each Named Executive other than Mr. Cook is entitled to a supplemental payment of one month’s base salary in addition to amounts reflected if requisite notice is not provided prior to termination of employment by the Company.

(2)	Includes constructive discharge under the terms of the employment agreement of each Named Executive Officer other than Mr. Cook.

(3)	For purposes of estimating the value of awards of restricted stock for which restrictions lapse the Company has assumed a price per share of its Common Stock of $46.89, which was the closing price of its Common Stock on the NYSE on December 29, 2006, the last trading day of the year.

(4)	Present value of estimated premiums required to be paid by the Company or cash payments in lieu of benefits required to be provided.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Slater and Tyler. Neither of them has served as an officer of the Company nor, except for his service as a director, had any other business relationship or affiliation with the Company in 2006 requiring disclosure by the Company under Item 404 of Regulation S-K.

PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

Pursuant to a meeting of the Audit Committee on February 26, 2007, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Statement on Auditing Standards No. 61; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures regarding such independence as required by Independence Standards Board No. 1, and discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended December 31, 2006.

Submitted by the Audit Committee:

John Rau, Chairman
Kevin W. Lynch
J. Steven Wilson

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons.  The Company often engages in transactions for which CB Richard Ellis, Inc. (“CBRE”) acts as a broker. CBRE is among the largest real estate brokerage companies in the world. The brother of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CBRE and a member of CBRE’s national Single Tenant Net Lease Properties Group. In 2006, in five transactions in which the Company sold property for approximately $88.5 million, $114.3 million, $10.6 million, $4.6 million and $12.5 million, Mr. Brennan’s brother received $79,650, $139,242, $52,750, $23,125 and $46,588, respectively, as a portion of the brokerage commissions paid by the Company to CBRE in connection with such transactions. In January 2007, in one transaction in which the Company sold property for approximately $48.8 million, Mr. Brennan’s brother received $116,750, as a portion of the brokerage commissions paid by the buyer to CBRE in connection with such transactions. Management of the Company believes the terms of brokerage services provided by CBRE in such transaction were as favorable to the Company as could be obtained in arm’s length transactions.

Review, Approval or Ratification of Transactions with Related Persons.  Transactions involving the Company and its executive officers and directors that are reportable under Item 404 of Regulation S-K are required by the Company’s written policies to be reported to and approved by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances. The Company’s engagement in transactions involving CBRE and Mr. Brennan’s brother (e.g. as discussed above) was approved by the Board of Directors prior to the implementation of such policies.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and “greater than ten-percent” stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

Based solely on review of the copies of such forms furnished to the Company for 2006, all of the Company’s officers, directors and “greater than ten-percent” stockholders timely filed all reports required to be filed by Section 16(a) of the Exchange Act.

PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units (“Units”) of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock) by all directors, the Named Executive Officers, the directors and executive officers of the Company as a group and persons and entities, if any, known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock. The information is presented as of March 20, 2007, unless otherwise indicated, and is based on representations of officers and directors of the Company and filings received by the Company on Schedule 13G under the Exchange Act. As of March 20, 2007, there were 45,378,060 shares of Common Stock and 6,550,492 Units outstanding.

	Common Stock/Units
	Beneficially Owned
		Percent
Names and Addresses of 5% Stockholders	Number	of Class

ING Groep N.V.	3,370,100	7.4%
Amstelveenseweg 500
1081 KL Amsterdam(1)
Barclays Global Investors Japan Limited	3,295,312	7.3%
Ebisu Prime Square Tower, 8th Floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-8402 Japan(2)
The Vanguard Group, Inc.	2,601,394	5.7%
100 Vanguard Blvd.
Malvern, PA 19355(3)

Names and Addresses of Directors and Officers*

Jay H. Shidler(4)	1,350,771	3.0%
Michael W. Brennan(5)	558,681	1.2%
Michael G. Damone(6)	214,213	**
Kevin W. Lynch(7)	8,901	**
Robert D. Newman(8)	440	**
John Rau(9)	9,542	**
Robert J. Slater(10)	19,690	**
W. Ed Tyler(11)	39,741	**
J. Steven Wilson(12)	81,026	**
Michael J. Havala(13)	134,418	**
Johannson L. Yap(14)	242,748	**
David P. Draft(15)	95,251	**
Arne M. Cook(16)	49,305	**
All directors, Named Executive Officers and other executive officers as a group (16 persons)(17)	2,903,699	6.3%

*	The business address for each of the directors and executive officers of the Company is 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.

**	Less than 1%

(1)	Pursuant to a Schedule 13G filed February 14, 2007 by ING Groep N.V. (“ING Groep”). ING Groep has the sole power to vote and dispose of all 3,370,100 shares reported. According to the Schedule 13G, the shares held by ING Groep include the ownership interests separately reported by ING Clarion Real Estate

PROXY STATEMENT

Securities L.P., a wholly-owned indirect subsidiary of ING Groep, in a Schedule 13G filed with the Commission on February 13, 2007.

(2)	Pursuant to a Schedule 13G dated February 14, 2007 filed by Barclays Global Investors Japan Trust and Banking Company Limited (“BGIJ”). BGIJ has the sole power to dispose of all 2,298,963 shares reported, but has the sole power to vote only 2,102,977 of such shares.

(3)	Pursuant to a Schedule 13G dated February 14, 2007 filed by The Vanguard Group Inc. (“Vanguard”). Vanguard has the sole power to dispose of all 2,601,394 shares reported, but has the sole power to vote only 75,421 of such shares.

(4)	Includes 910,660 shares held by Shidler Equities, L.P., a Hawaii limited partnership owned by Mr. Shidler and Mrs. Shidler, 20,000 shares owned by Mrs. Shidler, 68,020 Units held by Mr. Shidler directly, 254,541 Units held by Shidler Equities, L.P., 1,223 Units held by Mr. and Mrs. Shidler jointly, and 22,079 Units held by Holman/Shidler Investment Corporation. Also includes 10,333 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(5)	Includes 167,000 shares that may be acquired by Mr. Brennan upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 60,000 shares at an exercise price of $31.13 per share, 75,000 shares at an exercise price of $33.13 per share and 32,000 shares at an exercise price of $30.53 per share. Also includes 3,806 Units and 95,138 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(6)	Includes 7,500 shares held by a trust for the benefit of Mr. Damone’s wife. Also includes 6,700 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.53 per share. Also includes 144,296 Units. Also includes 8,717 shares of restricted Common Stock issued under the 1997 Stock Plan.

(7)	Includes 8,901 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(8)	Includes 440 shares of restricted Common Stock issued under the 2001 Stock Plan.

(9)	Includes 8,383 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(10)	Includes 10,264 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(11)	Includes 30,000 shares that may be acquired by Mr. Tyler upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.00 per share, 10,000 shares at an exercise price of $31.05 per share and 10,000 shares at an exercise price of $33.15 per share. Also includes 8,741 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(12)	Includes 60,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share, 10,000 shares at an exercise price of $31.13 per share, 10,000 shares at an exercise price of $27.69 per share, 10,000 shares at an exercise price of $30.00 per share, 10,000 shares at an exercise price of $31.05 per share and 10,000 shares at an exercise price of $33.15 per share. Also includes 10,333 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(13)	Includes 2,100 shares held in custodial accounts for Mr. Havala’s children. Also includes 63,647 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(14)	Includes 52,000 shares that may be acquired by Mr. Yap upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $33.13 per share. Also includes 1,680 Units. Also includes 62,636 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(15)	Includes 45,028 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(16)	Includes 28,910 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(17)	Includes 315,700 shares in the aggregate that may be acquired by directors and executive officers upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50, 70,000 shares at an exercise price of $31.13, 10,000 shares at an exercise price of $27.69, 127,000 shares at an exercise price of $33.13, 20,000 shares at an exercise price of $30.00, 20,000 shares at an

PROXY STATEMENT

exercise price of $31.05, 20,000 shares at an exercise price of $33.15 and 38,700 shares at an exercise price of $30.53. Also includes 495,645 Units. Also includes 417,145 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

PROPOSAL II

APPROVAL OF AMENDMENT NO. 2 TO THE 2001 STOCK INCENTIVE PLAN

At its meeting on February 28, 2007, the Board of Directors of the Company adopted Amendment No. 2 (the “Amendment No. 2”) to the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan (as amended by Amendment No. 1, the “Plan”) and directed that Amendment No. 2 be submitted to the stockholders for their approval. As previously adopted by the Board of Directors of the Company and approved by the Company’s stockholders, the Plan provides for the issuance of a total of 2,300,000 shares of Common Stock but has a sub-limit for the number of shares of Common Stock specifically available for grants of stock appreciation rights, performance share awards and restricted stock awards of 950,000 shares for all participants for the life of the Plan and has a further sub-limit for the number of shares of Common Stock specifically available for grants of performance share awards and restricted stock awards to 100,000 to any one participant in any one calendar year. In 2002, the Company discontinued issuing options to employees and directors and, since then, has used restricted stock awards exclusively as its equity incentive award. As the Company intends to continue using restricted stock awards exclusively as its equity incentive award, it will need the current sub-limit on the number of shares of Common Stock available under the Plan for grants of stock appreciation rights, performance share awards and restricted stock awards to be increased. The purpose of Amendment No. 2 is to effect an increase in such sub-limits by (i) making the maximum number of shares available for grant under the Plan available for any type of award authorized under the Plan and (ii) increasing to 250,000 shares the maximum number of shares of Common Stock subject to performance share awards and restricted stock awards that may be granted during a calendar year to any participant under the Plan. The total number of shares issuable under the Plan, however, remains unchanged at 2,300,000. The Board of Directors of the Company believes that the adoption of Amendment No. 2 is in the best interests of the stockholders and the Company because the continuing ability to grant restricted stock awards under the Plan is an important factor in attracting, motivating and retaining qualified personnel.

The Board of Directors recommends a vote FOR approval of Amendment No. 2 to the 2001 Stock Incentive Plan.

Below are summaries of the Plan incorporating the proposed amendment and the federal income tax consequences of the Plan. As reported on the NYSE, the closing price per share of the Company’s Common Stock on April 2, 2007 was $45.67.

SUMMARY OF THE PROVISIONS OF THE 2001 STOCK INCENTIVE PLAN

General.  The purpose of the Plan is to encourage and enable the officers, employees and directors of the Company and its affiliates (approximately 489 employees, including two employee directors, and seven non-employee directors), upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to employees of the Company and for the grant of nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock awards, performance share awards and dividend equivalents to officers, employees and directors of the Company. The Board of Directors has authorized, and stockholders have approved, 2,300,000 shares of Common Stock for issuance under the Plan. The maximum number of shares of Common Stock issuable with respect to SARs and stock options that may be granted during a calendar year to any participant under the Plan is 500,000 shares. Also, with respect to performance share awards and restricted stock awards, the maximum number of shares of Common Stock issuable with respect to such awards granted during a calendar year to any participant under the Plan is 250,000 shares. In the event of any recapitalization, reclassification, split-up or consolidation of

PROXY STATEMENT

shares of stock, separation (including a spin-off), dividend on shares of stock payable in capital stock, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, appropriate adjustments will be made to the shares, including the number thereof, subject to the Plan and to any outstanding awards. Shares of Common Stock underlying any awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) will be added back to the shares of Common Stock available for issuance under the Plan.

Administration.  The 2001 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company. Subject to the provisions of the Plan, the Compensation Committee determines the persons to whom grants of options, SARs, restricted stock awards, performance share awards and dividend equivalents are to be made, the number of shares of Common Stock to be covered by each grant and all other terms and conditions of the grant. If an option is granted, the Compensation Committee will determine whether the option is an incentive stock option or a nonstatutory stock option, the option’s term, vesting and exercisability, and the other terms and conditions of the grant. The Compensation Committee also determines the terms and conditions of SARs, restricted stock awards, performance share awards and dividend equivalents. The Compensation Committee has the responsibility to interpret the Plan and to make determinations with respect to all awards granted under the Plan. All determinations of the Compensation Committee are binding on all persons, including the Company and plan participants. The costs and expenses of administering the Plan are borne by the Company.

Eligibility.  Participants in the Plan are directors and the full or part-time officers and other employees of the Company and its affiliates who are responsible for or contribute to the management, growth or profitability of the Company and its affiliates and who are selected from time to time by the Compensation Committee, in its sole discretion.

Terms and Conditions of Option Grants.  Each option granted under the Plan will be evidenced by a written agreement in a form that the Compensation Committee may from time to time approve, will be subject to the terms and conditions of the Plan and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as may be determined by the Compensation Committee. The per share exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the date of the option’s grant and the term of any such option shall expire on the tenth anniversary of the date of the option’s grant. In addition, the per share exercise price of any incentive stock option granted to a person who at the time of the grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company must be at least 110% of the fair market value of a share of the Company’s Common Stock on the date of grant and the option must expire no later than five years after the date of its grant. Generally, options may be exercised by the payment by the optionee or the optionee’s broker of the exercise price in cash, certified check or wire transfer, or, subject to the approval of the Compensation Committee, through the tender of shares of the Company’s Common Stock owned by the optionee having a fair market value not less than the exercise price. Options granted under the Plan will become exercisable at such times as may be specified by the Compensation Committee, subject to various limitations on exercisability in the event the optionee’s employment or service with the Company terminates. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee, except that non-qualified options may be transferred to one or more members of the optionee’s immediate family, to certain entities for the benefit of the optionee’s immediate family members or pursuant to a qualified domestic relations order.

Terms and Conditions of Other Awards.  Each SAR, restricted stock award and performance share award made under the Plan will be evidenced by a written agreement in a form and containing such terms, restrictions and conditions as may be determined by the Compensation Committee, consistent with the requirements of the Plan. A SAR may be granted separately or in conjunction with the grant of an option. If the Compensation Committee determines that a restricted stock award or a performance share award to be granted to a participant should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting and settlement of such award will be contingent upon achievement of one or more pre-established performance goals. One or more of the following business criteria for the Company must be used by the Compensation Committee in establishing

PROXY STATEMENT

such performance goals: (1) earnings, including Funds From Operations; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on assets; (6) return on investment; (7) return on capital; (8) return on equity; (9) economic value added; (10) operating margin; (11) net income; (12) pretax earnings; (13) pretax earnings before interest, depreciation and amortization; (14) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (15) operating earnings; (16) total stockholder return; and (17) any of the above goals as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index. The Compensation Committee does not have the authority to increase the amount of compensation payable under any performance share award intended to qualify as “performance-based compensation” to the extent such an increase would cause the amounts payable pursuant to the performance share award to be nondeductible in whole or in part pursuant to Section 162(m) of the Code and the regulations thereunder. SARs, restricted stock awards and performance share awards are generally nontransferable, except that SARs may be transferred pursuant to a certified domestic relations order and may be exercised by the executor, administrator or personal representative of a deceased participant within six months of the death of the participant.

Change of Control Provisions.  “Change of Control” generally means the occurrence of any one of the following events:

(i) any person (other than the Company, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its subsidiaries), together with all affiliates and associates of such person, becomes the direct or indirect beneficial owner of securities of the Company representing 40% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors or (B) the then outstanding shares of Common Stock of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

(ii) persons who, as of the effective date of the Plan, constitute the Company’s Board of Directors (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors (however, any person becoming a director of the Company subsequent to the effective date of the Plan whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors will, for purposes of the Plan, be considered an Incumbent Director); or

(iii) the stockholders of the Company approve (A) any consolidation or merger of the Company or any subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the voting stock of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

In general, upon the occurrence of a Change of Control, options and SARs automatically would become fully exercisable and restrictions and conditions on restricted stock awards, performance share awards and dividend equivalents would automatically be deemed waived.

Amendment and Termination of the Plan.  The Board of Directors may at any time amend or discontinue the Plan and the Compensation Committee may at any time amend or cancel any outstanding award, but no such action will adversely affect rights under any outstanding award without the holder’s consent and, except in the event of changes in the capitalization of the Company or other similar events, no amendment to any outstanding award will reduce the exercise price of the award.

PROXY STATEMENT

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF
THE 2001 STOCK INCENTIVE PLAN

The following discussion summarizes the principal federal income tax consequences of the Plan. This discussion is based on current provisions of the Code, the regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the Plan.

Stock Options.  In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is an incentive stock option or a nonqualified stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an incentive stock option granted under the Plan will be treated as a nonqualified stock option to the extent it (together with any other incentive stock options granted under other plans of the Company and its subsidiaries) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Stock.  A participant who receives shares of restricted stock will generally recognize ordinary income at the time the stock vests. The amount of ordinary income so recognized will be the fair market value of the Common Stock at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to unvested restricted stock will be ordinary compensation income to the participant (and generally deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding

PROXY STATEMENT

period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date the stock vests.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

Stock Appreciation Rights and Other Awards.  With respect to SARs and other awards under the Plan not described above, generally, when a participant receives payment with respect to an award granted to him or her under the Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

Payment of Withholding Taxes.  The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Plan.

Special Rules.  Certain special rules apply if the exercise price for an option is paid in shares previously owned by the optionee rather than in cash.

Limitation on Deductibility.  Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to a “covered employee” (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company does not believe that Section 162(m) of the Internal Revenue Code is applicable to its current arrangements with its executive officers.

EQUITY COMPENSATION PLAN INFORMATION(1)

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Further Issuance
	Outstanding Options,	Options, Warrants	Under Equity
Plan Category	Warrants and Rights	and Rights	Compensation Plans

Equity Compensation Plans Approved by Security Holders	—	—	2,178,868	(2)
Equity Compensation Plans Not Approved by Security Holders(3)	381,976	$31.65	93,340
Total	381,976	$31.65	2,272,208

(1)	Information as of December 31, 2006.

(2)	As of March 20, 2007, 1,736,860 shares of Common Stock were available for issuance under the 2001 Stock Plan. Of those shares, without giving effect to the proposed Amendment No. 2 to the 2001 Stock Plan, 386,860 shares were available for issuance in the form of restricted Common Stock.

(3)	The Company’s 1997 Stock Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code, (ii) the grant of stock options that do not so qualify, (iii) restricted stock awards, (iv) performance share awards and (v) dividend equivalent rights. The exercise price of the stock options is determined by the Compensation Committee. Special provisions apply to awards granted under the 1997 Stock Plan in the event of a change in control in the Company. The outstanding stock options under the 1997 Stock Plan vested within one to three years of issuance and expire ten years after issuance. The outstanding restricted Common Stock under the 1997 Stock Plan vests over periods from one to ten years. The vesting schedule of restricted Common Stock available for issuance under the 1997 Stock Plan will be determined by the Compensation Committee at the time of issuance.

PROXY STATEMENT

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has served as the Company’s independent auditors since the Company’s formation in August 1993. On February 26, 2007, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

AUDIT FEES

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years ended December 31, 2006 and 2005 for professional services rendered in connection with (i) the audit of the Company’s annual financial statements, (ii) the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, (iii) consents and comfort letters issued in connection with debt and equity offerings and registration statements were $1,329,160 and $994,735, respectively.

AUDIT-RELATED FEES

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services, including Rule 3-14 audit work, joint venture audits and an employee benefit plan audit, for 2006 were approximately $414,633, including expenses. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services, including Rule 3-14 audit work, joint venture audits and an employee benefit plan audit, for 2005 were approximately $268,336, including expenses.

TAX FEES

Tax Compliance.  The aggregate fees billed by PricewaterhouseCoopers LLP for tax compliance, including tax return preparation, in 2006 were approximately $591,322, including expenses. The aggregate fees billed by PricewaterhouseCoopers LLP for tax compliance, including tax return preparation, in 2005 were approximately $312,514, including expenses.

Tax Consulting.  The aggregate fees billed by PricewaterhouseCoopers LLP for tax advice and tax planning services, including 1031 Exchange consultation, REIT compliance consultation, state audit consultation, transaction consultation, return of capital review, federal and state regulation consultation, federal and state entity structuring and taxable REIT subsidiary consultation in 2006 were approximately $259,903, including expenses. The aggregate fees billed by PricewaterhouseCoopers LLP for tax advice and tax planning services, including 1031 Exchange consultation, REIT compliance consultation, state audit consultation, transaction consultation, return of capital review, federal and state regulation consultation, federal and state entity structuring and taxable REIT subsidiary consultation in 2005 were approximately $172,521, including expenses.

ALL OTHER FEES

During fiscal 2006 and 2005, PricewaterhouseCoopers LLP did not provide any services to the Company other than those in the categories noted above.

PROXY STATEMENT

PRE-APPROVAL OF SERVICES

The Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm. Consideration and approval of such services generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the Audit Committee has delegated the authority to approve the audit, audit-related, tax and other services to each of its individual members. Approvals of audit, audit-related, tax and other services pursuant to the above-described delegation of authority must be reported to the full Audit Committee at its next regularly scheduled meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as the Company’s independent
registered public accounting firm for fiscal 2007.

PROXY STATEMENT

OTHER MATTERS

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Georgeson Shareholder Services, Inc. acts as the Company’s proxy solicitor at a cost of $7,500, plus reasonable out-of-pocket expenses, including a telephone solicitation campaign approved by the Company.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 2007, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with the 2007 Annual Meeting of Stockholders.

INCORPORATION BY REFERENCE

In the pages preceding this Proxy Statement is a Letter to Stockholders from the Company’s President and Chief Executive Officer. Appendix B to this Proxy Statement is the Company’s 2006 Annual Report, which includes its consolidated financial statements and management’s discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. Information contained in the Letter to Stockholders or Appendix B to this Proxy Statement shall not be deemed to be “filed” or “soliciting material,” or subject to liability for purposes of Section 18 of the Exchange Act to the maximum extent permitted under the Exchange Act.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

APPENDIX A

AMENDMENT NO. 2
TO THE
FIRST INDUSTRIAL REALTY TRUST, INC.
2001 STOCK INCENTIVE PLAN

AMENDMENT NO. 2 (the “Amendment”), to the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan (the “Plan”) established and maintained by First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.

WHEREAS, the Plan makes available for issuance a maximum of 2,300,000 shares of the Stock, up to 950,000 of which are available for issuance under the Plan with respect to Stock Appreciation Rights, Performance Share Awards and Restricted Stock Awards;

WHEREAS, the Plan currently provides that the maximum number of shares of Stock subject to Performance Share Awards and Restricted Stock Awards granted during a calendar year to any Participant under the Plan shall be 100,000 shares;

WHEREAS, Section 13 of the Plan reserves to the Board the right to amend the Plan at any time;

WHEREAS, the Board has approved making the maximum number of shares available for grant under the Plan available for any type of Award authorized under the Plan; and

WHEREAS, the Board has approved increasing to 250,000 shares the maximum number of shares of Stock subject to Performance Share Awards and Restricted Stock Awards that may be granted during a calendar year to any Participant under the Plan.

SECTION 1.  Amendment to Plan.

The fourth sentence of Section 3(a) of the Plan is hereby amended and restated as follows:

“Subject to adjustment as provided in Section 3(b) below, (i) the maximum number of shares of Stock with respect to which Stock Options and Stock Appreciation Rights may be granted during a calendar year to any participant under the Plan shall be 500,000 shares and (ii) with respect to Performance Share Awards and Restricted Stock Awards, the maximum number of shares of Stock subject to such awards granted during a calendar year to any participant under the Plan shall be 250,000 shares.”

SECTION 2.  Effective Date of the Amendment; Ratification and Confirmation.

This Amendment shall become effective upon approval by the stockholders of the Company. In all other respects, the Plan is hereby ratified and confirmed.

SECTION 3.  Governing Law.

THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT SUCH LAW IS PREEMPTED BY FEDERAL LAW.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Jay H. Shidler*	☐	☐	02 - J. Steven Wilson*	☐	☐	03 - Robert D. Newman*	☐	☐

* Each term, if elected, expires in 2010.

		For	Against	Abstain			For	Against	Abstain
2.	Approval of Amendment No. 2 to the 2001 Stock Incentive Plan.	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

4.	In their discretion, on any and all other matters that may
	properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 3 1 5 5 2	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FIRST INDUSTRIAL REALTY TRUST, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 2007
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Michael W. Brennan and Michael J. Havala, or either of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of First Industrial Realty Trust, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at The Chicago Club, Robert Todd Lincoln Room – 2nd Floor, 81 East Van Buren, Chicago, Illinois 60605, commencing Wednesday, May 16, 2007, at 9:00 a.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said shares and hereby confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.
This proxy, when properly executed, will be voted as specified herein. If this proxy does not indicate a contrary choice, it will be voted for all nominees for director listed in Item 1, for the approval of Amendment No. 2 to the 2001 Stock Incentive Plan described in Item 2, for the ratification of the independent registered public accounting firm in Item 3, and in the discretion of the persons named as proxies herein with respect to any and all matters referred to in Item 4.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.